OPTIMIZERX CORPORATION

Moderator: David Lester

April 1, 2014

12:00 p.m. ET

Operator:	Good day everyone and welcome to the OPTIMIZERx Corporation 2013 yearend earnings conference call. As a reminder today's conference is being recorded. This will be a 30 minute call with the potential of questions after the discussions. A transcript will be available for 90 days for those interested parties who want a copy. Please contact Ms. Gabrielle Sabatini in our Rochester, Michigan headquarters.

Now for opening remarks and introductions I would like to turn the conference over to Mr. David Lester, chief operating officer for OPTIMIZERx.

David Lester:	Thank you operator, and certainly good morning good afternoon to all participants wherever you may be. Thank you for taking the time out to join us for our the OPTIMIZERx 2013 yearend earnings call. As always and as required I'm going to kickoff the conference call by reading the Safe Harbor language as follows.

This conference may contain certain forward-looking statements within the definition of Section 27A of the Securities Act of 1933, as amended in subsection 20 (of 1 of E) of the Securities Act of 1934 Amended. These forward-looking statements should not be used to make an investment decisions. The words potential, estimate, possible, and seeking, and similar expressions identified forward-looking statements which speak only as to the date that the statement was made. The company undertakes no obligations to publicly update or revise any forward-looking statements whether because of the new information, future events or otherwise.

Forward-looking statements are inherently subject to risks and uncertainties …

Female:	All circuits are busy; please try your call again later. Announcement eight switch to one (dash) two one.

David Lester:	And did we just lose it?

Operator:	We're still here sir.

David Lester:	Oh we're still here. OK, I'm sorry.

Forward-looking statements are inherently subject to risks and uncertainties some of which cannot be predicted or quantified. Future events and natural results could differ materially from set forth and contemplated by or underlying the forward-looking statements. The risks and uncertainties to which the forward-looking statements are subject to include but are not limited to, the effect of government regulation, competition and other material risks.

So with that, let me just take a few moments to share the financial highlights of our 2013 yearend. As we announced that OPTIMIZERx would be making a onetime adjustment and is revising its counting process relative to how we accounted for revenues share. After all the adjustments, OPTIMIZERx finished the fourth quarter of 2013 with revenues of $1,810,601 bringing our 2013 yearend total revenue to $4,957,016 which represents 149 percent increase over the $1,989,086 that we did in 2012. Additionally, we received – we achieved a 2013 net income of $215,847 compared to a 2012 loss of $454,922.

These record revenues were again driven by our Sample MD solution which generated approximately 1.2 million new e-prescriptions with copay coupons or free sample vouchers during 2013, helping patients to affordably start and stay on their prescribed medications. That is a substantial increase from the 239,171 distributions that we did in 2012. To talk more about this record performance and the company's activities, I'm now going to turn the call over to Mr. David Harrell, chairman and chief executive officer of OPTIMIZERx.

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David Harrell:	Thank you David, and thank everybody again for taking some time to spend with us. I did want to say we're extremely excited as opening comments about 2013 and remain even more excited as we head into 2014 and expect certainly a continued banner year. And thank you David for your opening comments on the fourth quarter.

So regarding future updates, of course we're very excited about our core business and expect 2014 to continue in terms of escalating that business and escalating revenues and certainly profits. Just a couple of the highlights, since 2013 is obviously we're pleased to begin with the notice that we've completed the capital (raise) to leverage the very exciting opportunity to (inaudible). And (thus) have increased not only $3 million in operating capital but we reduced fully diluted shares by 7.25 million. We think this was a very unique and exciting opportunity that we were able to negotiate with (advisors), and certainly we'll immediately bring increased shareholder value.

Furthermore to support our growth that we expect to be significant, I'd like to address a couple of things of what we feel is a likelihood. Number one, we likely feel that our network of doctors will increase by 100,000 by yearend. We are seeking to increase our brands that participate in our eCoupon business and other opportunities by 35 percent. And we expect to double our transactions in 2014.

So again to support this growth, we naturally are already building our internal account teams and sales along with beginning our search for CFO which is a key additional player in terms of our senior management team. We're equally committed to expanding our board with proven leaders who can further guide the management team, and are just now initiating discussions with potential candidates. With that in mind in addition to ramping up our support for our scalable technology, I'd also like to turn it back to Dave Lester to talk about the significant accomplishment of rolling out our 2.0 version of our Sample MD platform.

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David Lester:	Thanks David. As many of you may recall, last year early in the you know or I should say late first quarter early in the second quarter, we began an undertaking of redesigning and rearchitecting our Sample MD solution. You know the initial Sample MD solution that was built was basically a software solution that was built very rapidly to get it to market. Using the state of the art technology at the time it was really a Flash based which is an Adobe Flash, and it was continued to be built upon to look at the new features and enhancements.

You know like all evolution of software you know there comes a point when you know things you know its middleware platform, its infrastructure platform needs to be updated to continue you know with the scalability and its speed and accessibility. We undertook the task to do a whole new architecture in (re) you know moving this over from a Flash based to an HTML based (J-boss). And really putting this on a whole new infrastructure which means, new hardware state of the art where you're using (stateless) drives as an example as opposed to mechanical. All of that which means you know, we've now launched and we've migrated all the old technology to the new platform and Sample MD 2.0 has been now migrated over and operating in a production environment.

We are excited to announce that. We're excited that the results that we're getting you know obviously with all the rules based it's much faster. With all the modularity that we've built into it, ease of integration for our partners and new features and functions is much simpler and easier to do. It's now (infinitely) scalable, all right. So as we continue to ramp up and you know as we continue to get more demand, certainly this whole architecture now is much more scalable. And you know as I mentioned you know with the speed (and) accuracy with our rules (base), it can pass a million rules in less than a sub-second.

So we're very, very excited at that rollout, and we're looking to great things to keep on coming. Thanks. And I'm going to turn this call back over to Dave.

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David Harrell:	Thank you. So again, I can't stress that our technology power is extremely robust, infinitely scalable. So as we expand into other EHR platforms as well as even other points of patient portals, we're going to be in a great position to be able to deliver increased volume to support our increased revenue projections. Also we want to take a little time too to talk about you know our marketing efforts to both (pharma) and EHRs.

You know again we've been very active starting with EHRs. We had a very successful meeting at (HIMS) which is the largest health information management systems meeting, and engaged many EHRs that we're currently working with but also those that we that are expecting now to target us as a solution and have – are in the process of signing some major agreements. So we're very, very excited that we know that EHRs are recognizing now that clearly the eCoupon is something their clients want, physicians want as a replacement to (often times) drug samples.

They like our patient education component as well. So the fact there's meaningful use means it's continuing to meet the government regulations has caused a lot of them to focus most of their resources there. But we're very excited about the conversations we had with some of the remaining big players.

Secondly, I also wanted to turn it over to (Terry Hamilton) who is our senior vice president of sales. And (Terry) is concluding a call for some major pharmaceutical company right now, so he should be on any minute and we'll speak to it. But we had a fantastic sponsorship of the first pharma EHR conference in which we brought in approximately 100 plus leading pharmaceutical brand people, channel people et cetera and put an outstanding agenda together of innovators and thinkers in the industry in which we hosted.

I had an opportunity as well to speak, and was a fascinating opportunity to talk about this digital frontier opportunity to have pharma you know participate in. And clearly the eCoupon solution was the abundance of what the focus was. It was very, very gratifying to sit back and watch panels of experts that have entered this space sight time after time again how effective Sample MD has been with them.

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One of our partners had stated that they had just an increase of prescription choice alone a three to one return investment, and that didn't include obviously increasing length of stay because of the affordability and adherence. So again the message clearly received, and again this will be a great springboard for us to secure more brands that have not yet entered into the space.

(Terry), are you on right now? OK, I'll keep going then. So we've also hired a top notch executive from the industry that has over 30 years of experience as a senior director in a global capacity at AstraZeneca who's now come on our team because he recognized huge growth opportunity and the change of the marketplace. So he'll be assisting (Terry) and the team as well to continue to ramp up our sales and marketing efforts. So, I think that's a key hire that we're really excited about.

And prior to if (Terry) does if he's able to come back on here, we do want to also tell you some great news that we settled our legal disputes with LDM and are now moving together as partners or as adversaries. And LDM is a leader in sponsored patient education, certainly we're the leaders in eCoupons. So together by working collectively together we offer a very, very strong partnership to not only pharma but certainly EHRs that are looking for a little bit more robust solution.

We also on the other hand are continuing to aggressively defend our IP infringement against case against Physicians Interactive. So we're in summary we're very, very excited about the industry catching up to our technology and clearly understanding the value now that its bringing now that we have defining ROI impact. Research shows how positively viewed it is by physicians and patients and EHRs, and are very excited again as 2014 is coming forward.

So with that in mind with the remaining time that we have we're happy to field any questions.

Operator:	At this time if you would like to ask a question, please press star then the number 1 on your telephone keypad. Again, that is star then the number 1 on your telephone keypad to ask a question. We'll pause for just a moment. Your first question comes from the line of Michael Bland.

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Michael Bland:	Hi gentlemen, thanks for the call today. I was wondering if you guys could elaborate a little bit more on the additional revenue opportunities you know on the coupons into 2014 and '15 including you know patient education and the consulting practice that you've started.

David Harrell:	Sure. So the patient education is really going to start to ramp up to be a bigger opportunity because doctors currently have to supply patient – confirm patient education to a minimum 10 percent of their patients. So we've always had a lot of options, what we're excited about with LDM is they have (paid) content that we can share in some (revenue). So we see that you know continuing to grow, it's a small part of our business right now and it's a nice compliment to serving both coupon and patient education.

We're working further with WPP and Grey to further look at other opportunities to engage the representative both through our ability to automate an invitation on behalf of the physician within the EHR to come arrange a visit or some type of support that a physician's requesting. But what we're real excited about is possibly a virtual engagement with the pharmaceutical manufacturer via live video interaction. One of the things that attracted us with Grey Healthcare and WPP was their on call capabilities that allows this to happen.

So we're further integrating it. We're – the key thing here is not only finalizing the technology which we're very close to and have been. But the key thing is where do we integrate them in the workflow? And that's going to be a key opportunity. So I think that clearly eCoupons are going to be the thrust of us but I think these two opportunities are coming to mind.

Additionally though, we're now doing other project work for leading pharmaceutical companies that even as simple as getting their products when there's new launches into the EHR systems. We have currently two programs that we're doing that with which we're calling not only the data files to make sure that's included, but reaching out on behalf of each of the EHRs to make sure they update them. Now this is key because you know as we move from an eCoupon solution or a (tactical) implementation solution, moving towards a strategic site they're spending millions and millions of dollars and they can't even get their product in you know for the first six months. This is a huge issue and it presents a nice opportunity for us.

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Michael Bland:	Right and when do you – when do you see the fruits of this of your labor in that regard you know starting to shine through in the financial?

David Harrell:	Yes I think we've got one program that we just started first quarter and I think we have two to three others that will be second quarter launching. So it should be soon.

Michael Bland:	Great.

David Harrell:	Thank you.

Operator:	Your next question comes from the line of Kevin Tracey.

Kevin Tracey: :	Hi guys, thank you for taking my question. I had a question about the criticism of copay coupons generally. I've seen some payers allege that copay coupons lead to an overall increase of healthcare cost by circumventing the (set of) structure of offering lower copay coupons for cheaper drug alternatives. And we've seen I guess CVS and Express Scripts have both like dropped you know a few dozen drugs from coverage that they say have alternatives.

So I guess firstly, I was hoping you could just comment on that criticism generally. And then, were any of the drugs you all distribute coupons for (just) included in those drugs that were dropped by CVS and Express Scripts? Then maybe if you could just secondly I could ask that, of the 60 or 70 so drugs that you all distribute coupons for, I guess can you give us a broad estimation of how I guess which share of those have lower cost alternatives and you know may be at risk for some of these (PBMs) dropping coverage? And how many do not have alternatives?

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David Harrell:	Yes so I'd like to clarify. I think the issue really has been focused on, is these copay coupons driving up the cost of pharmacy cost? And in most cases we feel they're not because our coupons are shown only after the doctor has selected them. Whether right or wrong, the doctor has determined that (a brand's) required. And at that point here's the key point I'd like to say, that patient becomes a very high risk patient (if not) starting and stay under medication because of the increases in copays.

So there's 167 (inaudible) studies and individual studies that have proven one thing, if you lower the out of pocket cost of medication you drive adherence, actually improve overall quality of care and furthermore reduce total out of – total healthcare cost. So I think these (PBMs) are clearly focused on you know maximizing or reducing pharmacy budgets. First they want to always focus on generics but clearly the data (inaudible), American Medical Association, Surescripts themselves that clearly, (branded) drugs reducing out of pocket cost is a good thing not only for the patient outcome but for overall healthcare cost.

So, none of those programs have affected us. In fact pharma has to look at an overall strategy of looking at well, I'm currently paying a heck of a lot of rebates up front excess. They really are starting to look at this as the tangent of you know, if I'm going to reduce my cost where is the most effective way to reduce my cost?

(Specifically) in (PMs) well I think certainly offer the best value to them. But furthermore though, they clearly realize that these patient copays are driving additional adherence and which is good obviously for the pharmaceutical business but it's certainly good every stakeholder in the game if you will.

Kevin Tracey:	OK. All right, fair enough. And then I just had a question about the size of the overall market. In the widely (cited) PCMA report I think they've estimated that there were 100 million copay coupons distributed in 2010 representing 13 percent of branded prescriptions. And but then when you look at the last number reported by IMS in 2011, their number was 3.8 percent of total branded prescriptions which comes to about 30 or 35 million coupons distributed annually.

So with – I guess which number is the correct one to think about in terms of your business?

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David Harrell:	Well clearly it's been confirmed that the top 500 brands, of the top 500 brands 370 have coupons. So I can't give you the specific number but it would tend to lean towards the 100 million. But that's just you know again, when you look at clearly copays are working for not only the pharmaceutical business but working for doctors, working for patients.

Kevin Tracey:	All right, well thank you.

Operator:	Your next question comes from the line of Joey Delahoussaye.

Joey Delahoussaye:	Hi, thanks for taking the call. I had a quick question. Normally you give monthly distribution numbers and I don't recall hearing that on this call. I was wondering if you wouldn't mind sharing the January, February and March distribution numbers.

David Harrell::	We're not – Dave do we have that prepared?

David Lester::	No, we don't.

David Harrell:	No. So we'll certainly be talking about the first quarter soon but we don't have any of those numbers.

Joey Delahoussaye:	OK. And then I think in a previous presentation you guys mentioned that your goal internal goal at least was to resell one million distributions by the third quarter of this year. Are you guys you know still confident in sticking to that – to that goal?

David Harrell:	Well (inaudible) so …

Joey Delahoussaye:	Yes, yes I'm sorry – I'm sorry. I meant (inaudible).

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David Harrell:	Yes. So we think that is an attainable goal, so yes.

Joey Delahoussaye:	OK. And then I had a question regarding the settlement with LDM. You mentioned you guys are now partnered and you see a kind of more of a as business relationship. I guess when I read the disclosures it seemed like more of a you know we lost the case they won the case, they get a royalty going forward that amounts seems like maybe 50 cents of distribution but maybe if – maybe I'm misinterpreting that.

Could you maybe talk about that relationship going forward and what it means for us? Are we growing you know the size of the pie that we'll eventually get or …

David Harrell:

Right, right. So there are a couple of things of why we view it as a real positive thing is number one, LDM has approximately 65,000 doctors that we currently can't get to. So our integration of our coupons are going to be a significant revenue enhancement. Secondly, they also have point of pharmacy opportunities too that we look forward to exploring. Third, they have a – we have a revenue share agreement with them on their patient education.

So we see this as something that can strengthen our business.

Joey Delahoussaye:	OK, OK. And it just seems like initially it could be somewhat of a I guess a drag on expenses or whatnot having to I guess this year if we meet 2 million distributions you know or gold or 2.4 or whatever. You know you guys said that you were confident in being able to double the distribution. It seems like that's the intermediate you know 1 million out of pocket that we're now giving to them. But I guess you guys see it as we can potentially you know reap more than 1 million coming out to them you know from our relationship with them. Is that pretty much the case?

David Harrell:

Yes I would – I would but I'm not sure your numbers are correct on the 1 million. But I clearly think they can help us grow the market general for our distribution network. And I think they can complement our eCoupons with their sponsored content and the patient education. So, overall I think it's going to be a very favorable impact financially to us.

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Joey Delahoussaye:	OK. OK that's all I have, thank you.

David Harrell:	Thank you.

Operator:	Your next question comes from the line of Randy Rageth.

Randy Rageth:	Yes good morning. So in your – in the call earlier you referenced to double transactions in 2014. In the (10Q) summary recently you referenced that we believe that we will achieve a small improvement to net income in 2014. Could you maybe talk about the difference there? If we're going to double transactions, wouldn't we in essence be doubling the profit as well?

David Harrell:	Absolutely. So we're not sure what you're referring to, was it a small – I guess we'll have to look at what you're referring to. But we think clearly that our profits have significant similar upside growth too it if not greater than that so …

Randy Rageth:	Yes, it was in the second paragraph under table of contents and net loss. And the second paragraph says we believe that our company is starting to show real signs of improvement with positive income this year and then period. And then it says with increased sales forecasted for next year, we believe that we will achieve a small improvement to net income in 2014. That's just a quote from again …

David Lester:	Well I think Dave is correct. I think you know we are expecting a significant improvement overall with the launch of our new technology, with the partnerships that we have you know having our cost bases now under control. We truly believe that you know we are going to see significant improvement (as) sales improve as well.

David Harrell:	In profit.

David Lester:	In profit

David Harrell:	So let me – let me clarify that even further. If it says that that's wrong so we'll make a, we'll review that and …

Randy Rageth:	Yes well that would be great.

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David Harrell:	Yes.

Randy Rageth:	So ...

David Harrell:	So thanks for bringing that to our attention here. I don't know if it was referencing a small profit 2013. But again, we clearly can delineate that but let me delineate it now. Clearly we expect a significant – we expect to generate significant profits in 2014.

Randy Rageth:

That's great. And so 2013 revenue of approximately 5 million, you talk about revenues projected you'd referenced earlier that you're projecting making some projections. Are you going to share that at all (with us) for 2014 revenue?

David Harrell:	You know we don't want to – we haven't been and don't want to put an actual revenue target out there. But clearly you know obviously we're a distribution based company and we don't to give specific guidance. But again, I think we've been pretty clear that as transactional distribution will go up certainly revenue will. But we don't want to make specific future earnings or future revenue targets.

Randy Rageth:

And the last question, a couple of months ago you'd referenced the a new relationship with WPP. Can you talk any more about what is it that OPTIMIZERx is doing with WPP? And is it revenue based, is it consulting so forth?

David Harrell:	Yes. So in addition to leveraging their technology and embed their virtual engagement technology that I talked about a little bit earlier in the call, we're basically giving them the opportunity to resell our services. They have access to virtually every pharmaceutical company at the (sea level), and they're looking for us to help them become a leader in the EHR promotional world.

So we've just concluded training all of Grey Healthcare's account management staff. We've also been invited by (Sadler) another division under WPP to work with their executives; we met with them and they wanted to do the same thing too. So clearly they've been a very, very good effective partner. We just brought them into Lilly too, and Lilly wants to help develop overall strategies outside of just tactical implementation with both us and WPP so it supports you know our consulting side of the business.

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But again we're clearly at the early stages. I'm very encouraged by the significant commitment. And I do think that they can bring additional brands to at a minimum our core business of eCoupons.

Randy Rageth:	Very good. Thanks very much.

David Harrell:	Thank you.

Operator:	Your next question comes from the line of Ryan Parker.

Ryan Parker:

Hey guys, congratulations on the quarter and the year and all the progress. A follow up on the Grey Healthcare relationship, is the rep on call functionality directly integrated into Sample MD or is that sort of complimentary I guess?

David Harrell:	Yes I mean it's complimentary. So we've built the functionality out to invite the rep in. You know the reality is though, if we can have a live interaction in real time we see that as really the futuristic aspect. So the key thing we have is just like we're integrated to the workflow, we wanted to do the same not only for doctors but certainly for nurses and maybe even the administrative support people.

So the question comes down to that technology. Well where would a doctor want to (see this)? Frankly are they going to utilize it that much? Is it more likely that the nurse would do it or the administrative person on behalf of the provider? So these are things that we don't want to just go in and put it exactly where eCoupons are, we want to take some time.

We've got some pharma companies helping us to determine that but does that answer your question?

Ryan Parker:	Yes it does, thanks. How does – how does the rep on call compare to the (e-vite) rep functionality that you have?

David Harrell:	It's the same.

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Ryan Parker:	It's the same?

David Harrell:	We're just trying to figure out exactly – it's all in the same platform.

Ryan Parker:	OK.

David Harrell:	So it's a huge opportunity. I mean the number one thing from a marketing standpoint that's been challenged in the pharmaceutical industry and why we're in the business is, the fact that reps don't have access. And so one of the benefits is basically we want to take everything that used to be in that big drug sample bag like patient education, alternative to drug samples but even getting the rep in but based on the doctors and the staff's terms, not this cold calling that has really put a hindrance to the effectiveness of the sales reps.

So the goal is to say you know, how can we provide their services at the most optimal time? And the most optimal time is when the doctor wants it. So it's a huge opportunity, we're just trying to really look at the best way of integrating this into their workflow. And I don't know if we completely have that answer yet but you know just for example, most rep – doctors don't even know who the reps are any more.

So, at least the ability to click a button or have it under practice management system where they set up all the appointments and things like that, could that be an opportunity too? So it's a very, very exciting technology we develop. We just want to get it right and learn from it and expand on it, potentially maybe even change the way the interaction takes place.

Ryan Parker:	Relative to (PDR) and integration with (PDR), what is the status of that?

David Harrell:	Well, we're continuing to well work together to look at opportunities. So I think the (PDR) integration is close to completion. So I think it's continuing to move forward.

Ryan Parker:	OK. On LDM the royalty that you're going to pay to LDM does it – will it run through the revenue share line or (GNA)?

David Harrell:	Yes, it will be taken prior to the revenue share.

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Ryan Parker:	OK. So it'll be a net to – it'll be essentially a net to revenue?

David Harrell:	Right.

Ryan Parker:	Yes OK. And one on guidance, I know you guys are not going to provide specifics. But on operating expenses in 2014 if you guys can double revenue, can you give us a sense of what you'd expect in terms of operating expenses with the doubling of revenue?

David Harrell:

You know at this point I don't think we're prepared to do that. But it's something that you know, basically we want to make sure we're falling in line with anything as far as our accounting issues and our auditors. So that's something that maybe we can address on our next call. But you know obviously if you do the 40 percent revenue share on an average, you know our overhead is going to be increasing because of the staff that we're bringing on.

But again you know using a three million three and a half million four million, you can see that you know we think there's going to be some significant profits that are generated.

Ryan Parker:	OK that's great. OK, thank you guys.

David Harrell:	Well thank you guys, I know we're a little over time. So we thank everybody for their continued support and interest. Dave, do you have any final comments?

David Lester:	No, no. Thank you.

David Harrell:	And look forward to following forward. We've got a lot on our plate. We've got a very dedicated team where we're working very, very hard and we're excited about our progress so we hope you are too. Thank you.

Operator:	Thank you. This concludes today's conference. You may now disconnect.

END

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